Exhibit 99.1
PRESS RELEASE

Ocera Therapeutics Reports Third Quarter 2015 Financial Results

STOP-HE Reaches 50% Enrollment; Expected Completion H2 2016

6 Accepted Abstracts at The Liver Meeting® 2015 Underscore the Potential Breadth of Therapeutic Application for OCR-002

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., November 4, 2015 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases today announced recent business highlights and reported financial results for the quarter ended September 30, 2015.

“The third quarter marked a period of significant progress for Ocera and OCR-002,” said Linda Grais, M.D., president and chief executive officer of Ocera. “We have now enrolled over 115 patients in our STOP-HE Phase 2b study of hospitalized patients with acute hepatic encephalopathy (HE). Consistent with previous guidance, we expect to complete full enrollment of approximately 230 patients in the second half of 2016. We also initiated a Phase 1 trial with several oral prototype formulations of OCR-002 in the third quarter, with data expected in the near term.

“Further, we strengthened our leadership team with the addition of two experienced manufacturing and clinical development professionals and bolstered our balance sheet by securing a $20 million debt facility which extends our cash runway into mid-2017. Lastly, 6 abstracts involving OCR-002 were accepted for presentation at The Liver Meeting® 2015 in November. These abstract findings further validate the ammonia lowering effects of OCR-002 and suggest utility in potential areas outside of HE.”

Third Quarter 2015 Financial Results

•	As of September 30, 2015, Ocera had cash, cash equivalents and investments of $47.9 million.

•
Net loss for the three and nine months ended September 30, 2015 was $6.6 million and $19.4 million, respectively. Net loss for the three and nine months ended September 30, 2014 was $6.6 million and $17.9 million, respectively. Basic and diluted net loss per share for the three and nine months ended September 30, 2015 was $0.33 and $0.98, respectively. Basic and diluted net loss per share for the three and nine months ended September 30, 2014 was $0.34 and $1.07, respectively.

•
Research and development (R&D) expense for the three months ended September 30, 2015 and 2014 was $4.2 million in each period. R&D expense for the nine months ended September 30, 2015 was $12.1 million, compared to $11.5 million for the same period in 2014. The increase in R&D expense for the nine month period was due primarily to increased enrollment and site activation in the company’s Phase 2b trial for OCR-002 and the initiation of a Phase 1 clinical trial of the company’s oral drug candidate OCR-002. These increases were partially offset by a decrease in stock based compensation expense.

•
General and administrative (G&A) expense for the three months ended September 30, 2015 was $2.4 million, compared to $2.7 million for the same period in 2014. G&A expense for the nine months ended September 30, 2015 was $7.5 million, compared to $7.8 million for the same period in 2014. The decrease in G&A expense for the three month period was due to a decrease in our costs associated with legal fees, outside services fees and stock-based compensation expense. The decrease in G&A expense for the nine month period was primarily due to a decrease in our costs associated with legal and outside services fees, partially offset by an increase in personnel costs and related expenses including stock-based compensation expense.

Financial Guidance
Ocera is updating its previous guidance and expects net use of cash for 2015 to be closer to the low end of the range of $21.0 to $25.0 million. Ocera believes that it has sufficient cash to fund its operations to mid-2017 based on its current operating plan. If Ocera receives the second $10.0 million tranche of its debt facility, which is subject to the achievement of certain financial and clinical milestones, the company expects that it will have cash to fund its operations to the fourth quarter of 2017.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy and other indications, the timing of clinical and enrollment milestones, the timing of the Phase 1 study data and the company’s financial projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

###

Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Licensing revenue	$—	$200	$—	$200
Royalty revenue	35	33	109	111
Total revenue	35	233	109	311
Operating expenses:
Research and development	4,235	4,189	12,050	11,481
General and administrative	2,372	2,682	7,460	7,836
Amortization of intangibles	41	41	123	123
Total operating expenses	6,648	6,912	19,633	19,440
Loss from operations	(6,613)	(6,679)	(19,524)	(19,129)
Net interest income (expense)	(180)	18	(142)	43
Net loss from continuing operations	(6,793)	(6,661)	(19,666)	(19,086)
Net income from discontinued operations	219	58	219	1,195
Net loss	$(6,574)	$(6,603)	$(19,447)	$(17,891)

Net loss per share from continuing operations-basic and diluted	$(0.34)	$(0.34)	$(0.99)	$(1.14)
Net income (loss) per share from discontinued operations-basic and diluted	0.01	—	0.01	0.07
Net loss per share-basic and diluted	$(0.33)	$(0.34)	$(0.98)	$(1.07)
Shares used to compute net loss per share-basic and diluted	20,183,939	19,330,888	19,902,815	16,778,047

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	September 30,	December 31,
	2015	2014

Cash, cash equivalents and investments	47,884	51,167
Working capital	45,030	45,364
Total assets	49,358	53,052
Notes payable - Long term	9,462	—
Accumulated deficit	(124,358)	(104,911)
Total stockholders' equity	36,362	50,145

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109